Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Matrix Service Company for the registration of 2,307,692 shares of its common stock and to the incorporation by reference therein of our reports dated August 15, 2005, with respect to the consolidated financial statements and schedule of Matrix Service Company, Matrix Service Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Matrix Service Company, included in its Annual Report (Form 10-K) for the year ended May 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

October 19, 2005